Exhibit 99.01
FOR IMMEDIATE RELEASE

Contacts:	Investors: Michael Polyviou/Peter Schmidt
Mark R. Kent	(212) 850-5748
Transmeta Corporation	Media: Lauren Stein
(408) 919-3000	(212) 850-5650
TRANSMETA REPORTS REVENUE OF $27.9 MILLION AND POSITIVE CASH FLOW FROM OPERATIONS FOR Q3 2005
Raises Cash Guidance to $53 Million at 2005 Fiscal Year End
Guides to Revenue of $71 Million to $72 Million for Full Year 2005
SANTA CLARA, CA. – November 8, 2005 – Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing technologies, today announced financial results for the third quarter ended September 30, 2005.
Highlights for the Third Quarter 2005
•	Net revenue of $27.9 million

•	Net income of $10.1 million, or $0.05 per share

•	Positive cash flow from operations of $9.5 million

•	Cash balance of $56.9 million at September 30, 2005

•	Deferred income of $6.0 million

•	Engineering services projects with Sony and Microsoft continue to progress well
Business Update
“We are pleased with our results as they reflect the early success of our modified business model,” commented Arthur L. Swift, president and CEO. “Our continuing goal is to drive Transmeta’s technology into high volume market segments by leveraging licensing, customized processor development, and synergistic engineering services. As an early innovator in the fields of microprocessor design and power reduction for leading edge chips, as well as a pioneer in addressing the challenge of power leakage, we have a solid technology base on which to build a sustainable competitive advantage. This year, we will have successfully transformed our business, and as we look to 2006, we are well positioned to capitalize on our solid financial progress and key strategic customer relationships.”
Net revenue for the third quarter of 2005 was $27.9 million, compared to $24.7 million in the second quarter of 2005, and $7.0 million in the third quarter of 2004. Net revenue in the third quarter comprised $9.6 million of license revenue, $10.3 million of service revenue and $7.9 million of product revenue. This compares with $10.0 million of license revenue, $7.6 million of service revenue, and $7.1 million of product revenue in the second quarter of 2005. The product revenue reflects end-of-life (EOL) product sales as well as customer product programs which have reached or are reaching the end of their respective product life. In addition, the Company reported deferred income of $6.0 million as of September 30, 2005, as compared to $15.5 million for the second quarter of 2005.
The Company reported gross margin of 99.5% for the license business, 41.6% for the service business and 72.7% for the product business. On a consolidated basis, the Company’s gross margin was 70.5% for the 2005 third quarter, compared to 67.1% for the second quarter of 2005, and a negative 62.2% for the third quarter of 2004.
The Company’s net income for the third quarter of 2005 was $10.1 million, or $0.05 per share compared with a net income of $6.8 million, or $0.04 per share in the second quarter of 2005, and a net loss of $28.6 million, or a loss of $0.16 per share in the third quarter of 2004.
The Company had positive cash flow from operations of $9.5 million in the third quarter of 2005, as compared to positive cash flow of $4.8 million in the second quarter of 2005 and negative cash flow of $21.2 million in the third quarter of 2004. The Company’s cash, cash equivalents and short term investments at September 30, 2005 totaled $56.9 million.
“Our licensing and services businesses, with their varying times to revenue recognition, coupled with our present high degree of customer concentration, can result in a variable revenue profile from quarter to quarter,” continued Swift. “Looking forward, our goal is to generate new sources of revenue in 2006, including new licensees for our LongRun2 technologies, our first royalties from our previous LongRun2 licensees, and new revenues from specialized versions of our 90 nanometer Efficeon products.”
Guidance
For the 2005 fourth quarter and FYE 2005, we expect:
•	Positive operating cash flow of $6.0 to $6.5 million in the second half of 2005, increased from prior guidance of breakeven cash flow for the second half

•	Fourth quarter negative operating cash flow of $3.0 to $3.5 million

•	FYE 2005 year end cash of $53.0 million, increased from prior guidance of $47.0 million

•	Fourth quarter total revenue of $12.0 to $13.0 million

•	Fourth quarter net loss of $5.4 to $5.9 million, or a loss of $0.03 per share
“In the third quarter, we continued to build on the operational and financial success of the second quarter, and we expect to exceed our stated key objective of achieving break-even or better cash flow from operations for the second half of 2005,” commented Mark R. Kent, chief financial officer. “For the full year, we are expecting revenues of at least $71 million, which includes product revenue of approximately $24 million. This product revenue includes EOL and legacy customer sales which we expect to substantially conclude this year.”
“Looking forward, we expect to replace this transitioning product revenue with new revenue from licensing, services, and our specialized 90 nanometer Efficeon product business,” continued Kent. “As we move into next year, we expect to continue growing our Sony services business. In addition, we expect to achieve key program milestones and the recognition of related revenue for a significant development services contract in the first half of 2006.”
Conference Call
As previously announced, Transmeta’s management will host a conference call today at 5:00 p.m. Eastern time / 2:00 p.m. Pacific time to discuss the operating performance for the quarter. The conference call will be available live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. To listen to the conference call, please dial (913) 981-5546. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until 9:59 p.m. Pacific time on November 15. The phone number to access the recording is (888) 203-1112, and the passcode is 2490167. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.

About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, Transmeta first became known for designing, developing and selling its highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We also develop advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions, specific conditions and volatility in the markets that we address, difficulties or delays in implementing our restructuring plan, the potential loss of key technical and business personnel resulting from our restructuring plan, practical challenges in modifying our business model, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, the rescheduling or cancellation of significant customer orders, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-K/A, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta is a trademark of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

Transmeta Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2005	December 31, 2004 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,107	$17,273
Short-term investments	29,767	36,395
Accounts receivable, net	4,472	2,290
Inventories	1,648	5,410
Prepaid expenses and other current assets	2,345	2,218

Total current assets	65,339	63,586
Property, plant and equipment, net	1,866	2,187
Patents and patent rights, net	17,791	22,926
Other assets	915	914

TOTAL ASSETS	$85,911	$89,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,351	$6,224
Accrued compensation and benefits	2,022	4,189
Accrued inventory-related charges	228	4,876
Deferred income, net	6,004	29
Accrued other	1,828	5,694
Advances from customers	6,996	—
Current portion of accrued restructuring costs	2,223	1,557
Short term note payable	5,000	—
Current portion of capital lease obligations	—	356

Total current liabilities	25,652	22,925

Long-term accrued restructuring costs, net of current portion	3,408	3,688
Long-term payables, net of current portion	—	5,000

Stockholders’ equity:
Common stock	712,972	709,926
Treasury stock	(2,439)	(2,439)
Accumulated other comprehensive loss	(205)	(125)
Accumulated deficit	(653,477)	(649,362)

Total stockholders’ equity	56,851	58,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$85,911	$89,613

(1) Derived from the Company’s audited financial statements as of December 31, 2004, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

TRANSMETA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenue:
Product	$7,927	$3,297	$21,401	$13,977
License	9,628	3,000	19,628	3,000
Service	10,308	698	18,390	1,220

Total revenue	27,863	6,995	59,419	18,197

Cost of revenue
Product	2,167	11,147	10,869	25,681
License	46	—	71	—
Service	6,017	197	10,330	541

Total cost of revenue	8,230	11,344	21,270	26,222

Gross profit (loss)	19,633	(4,349)	38,149	(8,025)

Operating expenses:
Research and development	1,905	13,751	17,118	40,187
Selling, general and administrative	4,523	7,424	17,475	21,563
Restructuring charges	1,529	904	2,884	904
Amortization of intangible assets	1,711	2,233	5,133	6,984
Stock compensation	—	56	(48)	1,636

Total operating expenses	9,668	24,368	42,562	71,274

Operating income (loss)	9,965	(28,717)	(4,413)	(79,299)
Interest income and other, net	305	188	644	677
Interest expense	(132)	(26)	(346)	(61)

Net income (loss)	$10,138	$(28,555)	$(4,115)	$(78,683)

Net income (loss) per share—basic and fully diluted	$0.05	$(0.16)	$(0.02)	$(0.45)

Weighted average shares
outstanding — basic	190,933	175,487	189,984	173,794
Weighted average shares
outstanding — fully diluted	197,767	175,487	189,984	173,794